Press Release
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Cyber Defense Systems amends agreement with Techsphere Systems International

ST. PETERSBURG, Fla.-June 6, 2005--Cyber Defense Systems, Inc. (OTCBB:CYDF), a designer and manufacturer of next generation unmanned aerial vehicles (UAVs), today announced that it has modified its original agreement with Techsphere Systems International ("TSI"), and its respective majority controlling equity owners, Cyber Defense Systems, and its controlling shareholders. Under the terms of the agreement, the Company agreed to lend an additional $250,000 to TSI.

Billy Robinson, CEO of Cyber Defense Systems commented, "This amendment to our original agreement with Techsphere Systems extends the maturity date and will provide TSI with the additional capital required for further research and development and product demonstrations and deployment."

For additional information please refer to the 8K to be filed with respect to the transaction.

About Cyber Defense Systems:

Cyber Defense Systems, Inc. is designing and building a new generation of UAV's. Cyber Defense also has the global government and military marketing rights to Techsphere Systems International LLC Spherical and Semi-spherical airships. Cyber Defense is currently marketing the airships and their CyberBug(TM) UAV's to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. http://www.cyberdefensesystems.com

Cyber Defense Systems, Inc. (OTCBB: CYDF) is an operating subsidiary of Proxity, Inc. (Pink Sheets: PRXT).

About Proxity:

Proxity, Inc. is a developmental holding company specializing in the deployment and marketing of security protection technology and government contract fulfillment. With 18,750,000 shares in CYDF, Proxity is the Company's majority shareholder. Proxity seeks to acquire and develop security technology. The Company plans to enter into teaming and exclusive and nonexclusive marketing and distribution agreements with products developed for commercial, military and homeland defense. http://www.proxity.com


About Techsphere Systems International, LLC:

Techsphere Systems International, LLC, located in Atlanta and Columbus, GA, is the manufacturer of low, mid and high altitude airships. Together with their teaming companies, Techsphere will design and build unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current spherical airship design holds the world altitude record at over 20,000 feet. http://www.techsphere.us

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This release contains statements that constitute forward-looking statements.
These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Cyber Defense Systems, Inc
Billy Robinson
727-577-0878

Techsphere Systems
David Payne,
404-898-2275
http://www.techsphere.us

TTC Group, Inc
Victor Allgeier
212-227-0997
Info@ttcominc.com